FIRST SUPPLEMENTAL INDENTURE

by and between

COWEN GROUP, INC.
as Issuer,
and
THE BANK OF NEW YORK MELLON
as Trustee

$130,000,000
3.00% Cash Convertible Senior Notes due 2019

___________________

Dated as of April 9, 2014

___________________

Supplement to Indenture dated as of March 10, 2014

___________________________

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 9, 2014 (the “First Supplemental Indenture”), is by and between Cowen Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”).
WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of March 10, 2014 (the “Indenture”), providing for the issuance by the Company of its 3.00% Cash Convertible Senior Notes due 2019 (the “Notes”);
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Indenture;
WHEREAS, Section 10.01 of the Indenture provides that the Company and the Trustee may, without notice to or the consent of any Holder of the Notes, amend or supplement the Indenture to, among other things, (a) cure any ambiguity, omission, defect or inconsistency, (b) make any change that does not adversely affect the rights of any Holder, (c) add guarantees with respect to the Notes, and (d) conform, as necessary, the provisions of the Indenture or the Notes to the description thereof contained under the caption “Description of Notes” in the preliminary offering memorandum related to the Notes, dated March 3, 2014, as supplemented by the related pricing term sheet, dated March 4, 2014; and
WHEREAS, the Company and the Trustee desire to enter into this First Supplemental Indenture in order to clarify the obligations of the Company as they relate to the conversion of the Notes under the Indenture, as more fully set forth herein.
NOW, THEREFORE, in consideration of the premises and agreements herein contained, it is mutually covenanted and agreed, for the benefit of the parties to the Indenture and for the equal and ratable benefit of all Holders of the Notes, as follows:
ARTICLE I
AMENDMENT TO INDENTURE; EFFECT ON INDENTURE
Section 1.1    Amendment to Section 14.01(b) of the Indenture.
(a) Pursuant to Section 10.01 of the Indenture, clause (iv) of Section 14.01(b) of the Indenture is hereby amended with respect to the Notes by deleting the last sentence thereof in its entirety and inserting in its place the following:
“The Company shall determine at the beginning of each calendar quarter commencing after June 30, 2014 whether the Notes may be surrendered for conversion in accordance with this clause (iv) and shall notify the Conversion Agent and the Trustee if the Notes become convertible in accordance with this clause (iv).”
Section 1.2    Application of First Supplemental Indenture; Ratification.
(a) The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as the same instrument.
(b) In the event of any conflict between this First Supplemental Indenture and the Indenture, the provisions of this First Supplemental Indenture shall prevail.
ARTICLE II
MISCELLANEOUS
Section 2.1     Benefits of First Supplemental Indenture. Nothing contained in this First Supplemental Indenture shall or shall be construed to confer upon any Person other than a Holder of the Notes, the Company, or the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture or this First Supplemental Indenture.
Section 2.2    Effective Date. This First Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.
Section 2.2    Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof.
Section 2.2    Duplicate Originals. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
Section 2.3    Trustee. In acting hereunder, the Trustee will have the rights, protections and immunities granted to it under the Indenture.

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

COWEN GROUP, INC.
By:	/s/ STEPHEN A. LASOTA
Name:	Stephen A. Lasota
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ FRANCINE KINCAID
Name:	Francine Kincaid
Title:	Vice President